Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Robbinsville, NJ, August 9, 2005—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT® transdermal drug delivery technology, today announced second quarter 2005 results. For second quarter 2005, NexMed’s net loss applicable to common stock was $5,097,194 or $0.10 per share, as compared to $4,047,634 or 0.10 per share for the second quarter 2004. The increase in net loss applicable to common stock is attributed to the increase in research and development expenses related to the NM100060 anti-fungal program and other NexACT®-based products development programs as well as a deemed dividend to preferred shareholders in 2005 resulting from the beneficial conversion feature of the series C 6% cumulative convertible preferred stock that was issued in May 2005.

Second Quarter 2005 Highlights

NexMed completed testing of 60 patients with no drop-outs in its U.S. Phase 1 study of NM100060, NexMed’s proprietary nail lacquer treatment for onychomycosis. Onychomycosis is a fungal infection affecting the toenails and/or fingernails, and is one of the most common dermatological diseases, affecting an estimated 30 million Americans. The current market for this therapeutic indication is estimated to be approximately $1 billion worldwide, with two oral medications currently dominating the market.

NexMed announced positive preliminary results from a 400 patient “at home” study conducted in China. The multi-center study was randomized, double-blind, placebo-controlled, and designed to investigate the efficacy and safety of three strengths of the Femprox® cream in pre-menopausal and post-menopausal women diagnosed with female sexual arousal disorder.

Conference Call
NexMed management will host a conference call today at 10:30AM ET, August 9, 2005 to discuss second quarter 2005 results and to provide an update on its product pipeline. The Company intends to file its Form 10-Q for the quarter ended June 30, 2005 on the same day. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. Playback is available until August 16, 2005, both account # 286 and ID# 162904 are required for access. The conference call will also be Webcast live at http://www.vcall.com/CEPage.asp?ID=92958.

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

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Contacts:
Deborah Carty NexMed, Inc. (609) 208-9688, ext: 159 dcarty@nexmed.com	Media: Miranda Tan Excite Media Group (212) 941-8499 mtan@excitepr.com	Investor Relations: Janet Dally Montridge, LLC (203) 894-8038 jdally@montridgellc.com